Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 8

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock pursuant to Purchase Agreement	205,000	$6.0000	02/04/2026